Exhibit 2.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment Agreement (this “Amendment”) is made and entered into as of August 28, 2014, by and among JR Acquisition, LLC, a Delaware limited liability company (“Buyer”), Logan & Kanawha, LLC, a Delaware limited liability company (“L&K”), Blue Diamond Mining, LLC, a Delaware limited liability company (“Blue Diamond”), Triad Mining, LLC, a Delaware limited liability company (“Triad”), and Hampden Coal, LLC (“Hampden”, together with L&K, Blue Diamond and Triad, the “Designated Buyers”), James River Coal Company, a Virginia corporation (“James River”), the Subsidiaries (as hereinafter defined) of James River set forth on Schedule A attached to the Asset Purchase Agreement (as hereinafter defined) (together with James River, the “Sellers”) and James River, as Sellers’ Representative (“Sellers’ Representative”).

A. Buyer, Sellers and Sellers’ Representative have entered into that certain Asset Purchase Agreement dated as of August 15, 2014 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein have the respective meanings given to such terms in the Asset Purchase Agreement.

B. Buyer, Sellers and Sellers’ Representative have entered into that certain Amendment to Asset Purchase Agreement dated as of August 21, 2014.

C. The Designated Buyers have executed a joinder agreement dated August 26, 2014, pursuant to which each Designated Buyer has agreed to become a party to, and be bound by and subject to the terms and conditions of the Asset Purchase Agreement in the same manner as if such Designated Buyer was an original signatory to the Asset Purchase Agreement.

C. Buyer, the Designated Buyers, the Sellers and Sellers’ Representative desire to amend certain provisions of the Asset Purchase Agreement as set forth herein.

C. Section 13.03 of the Asset Purchase Agreement provides that the Asset Purchase Agreement may be amended by a written instrument signed by each of the parties to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1

1. Amendments.

(a) Schedule A to the Asset Purchase Agreement is hereby deleted and replaced with the following:

Subsidiaries

Company	State of Organization
BDCC Holding Company, Inc.	Delaware
Blue Diamond Coal Company	Delaware
Buck Branch Resources LLC	Kentucky
Chafin Branch Coal Company, LLC	West Virginia
Eolia Resources, Inc.	North Carolina
Hampden Coal Company, LLC	West Virginia
James River Coal Sales, Inc.	Delaware
James River Coal Service Company	Kentucky
Leeco, Inc.	Kentucky
Logan & Kanawha Coal Co., LLC	West Virginia
Rockhouse Creek Development LLC	West Virginia
Snap Creek Mining, LLC	West Virginia
Triad Mining Inc.	Indiana
Triad Underground Mining, LLC	Indiana
International Resources, LLC	West Virginia
International Resource Partners, LP	Delaware

(b) Section 1.01(a) to the Asset Purchase Agreement is hereby amended by deleting the definition of “Kentucky River Acknowledgement Letter”.

(c) Section 4.09 to the Asset Purchase Agreement is hereby amended by deleting the following text:

“(i) with respect to Kentucky River entering into a letter agreement with the Sellers acknowledging that the Second Lien Note is in full and final satisfaction of the Cure Costs with respect to the Kentucky River Leases and Amended Kentucky River Leases (the “Kentucky River Acknowledgement Letter”) and (ii)”

(d) Section 10.02(j) to the Asset Purchase Agreement is hereby deleted in its entirety.

2

2. Joinder. By virtue of executing this Amendment, each of International Resources, LLC, a West Virginia limited liability company, and International Resource Partners, LP, a Delaware limited partnership, (i) agrees to become a party to, and be bound by and subject to the terms and conditions of, the Asset Purchase Agreement in the same manner as if such entity was an original signatory to the Asset Purchase Agreement and (ii) shall be deemed a Seller under the Asset Purchase Agreement.

3. Entire Agreement. Except as specifically set forth above, all terms and conditions of the Asset Purchase Agreement shall remain in full force and effect. This Amendment shall be deemed to form an integral part of the Asset Purchase Agreement and shall be governed by the law of the State of Delaware. In the event of any inconsistency or conflict between the provisions of the Asset Purchase Agreement and this Amendment, the provisions of this Amendment will prevail and govern.

4. Successors and Assigns. The provisions of this Amendment shall be binding on and shall inure to the benefit of the parties and their permitted successors and assigns.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

JR ACQUISITION, LLC

By:

Name:

Title:

JAMES RIVER COAL COMPANY, on behalf of the Sellers and in its capacity as Sellers’ Representative

By:

Name: William Murphy

Title: Chief Restructuring Officer

BLUE DIAMOND MINING, LLC

By:

Name:

Title:

TRIAD MINING, LLC

By:

Name:

Title:

HAMPDEN COAL, LLC

By:

Name:

Title:

LOGAN & KANAWHA, LLC

By:

Name:

Title:

Acknowledged and agreed to for
purposes of Section 2:

INTERNATIONAL RESOURCES, LLC

By: __________________________

Name: Samuel M. Hopkins, II

Title: Vice President

INTERNATIONAL RESOURCE PARTNERS, LP

By: __________________________

Name: Samuel M. Hopkins, II

Title: Vice President

4